Exhibit 10.4
FIRST AMENDMENT AGREEMENT
     THIS FIRST AMENDMENT AGREEMENT (this “Amendment”) is dated as of July 24, 2006, among INNOTRAC CORPORATION, a Georgia corporation (the “Borrower”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, successor by merger to SouthTrust Bank (together with its successors and assigns, the “Lender”);
W I T N E S S E T H :
     WHEREAS, the Borrower and the Lender are parties to that certain Loan and Security Agreement, dated as of March 28, 2006, the “Loan Agreement”);
     WHEREAS, the Borrower has requested that Lender amend certain provisions of the Loan Agreement, and the Lender has so agreed, subject to the terms and conditions hereof;
     NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the parties hereto agree as follows:
     1. Definitions; Amendment is a Loan Document. Unless otherwise specifically defined herein, each capitalized term used herein which is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Loan Agreement shall from and after the date hereof refer to the Loan Agreement as amended hereby. This Amendment is a Loan Document.
     2. Amendment. Effective upon satisfaction of the terms and conditions to effectiveness set forth in Section 9 hereof:
     (a) Section 6.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     Section 6.3 Restricted Payments. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Debt subordinate to the Obligations except that (i) any Subsidiary may pay dividends to Borrower or another Subsidiary wholly-owned by Borrower, (ii) so long as no Default or Event of Default is in existence before or after giving effect thereto, Borrower may declare and pay dividends to its stockholders not exceeding 40% of Borrower’s consolidated net income, determined in accordance with GAAP, in the aggregate in any fiscal year, and (iii) so long as no Default or Event of Default is in existence before or after giving effect thereto, Borrower may repurchase stock in an amount not exceeding $500,000.00 in the aggregate in any fiscal year.
     (b) Section 7(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:
     (a) Fixed Charge Coverage Ratio. At the end of each fiscal quarter of Borrower, commencing with the first fiscal quarter ending after the Closing Date, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than (i) 0.75 to 1.00 for the fiscal quarter ending March 31, 2006, (ii) 0.70 to 1.00 for the fiscal quarter ending on June 30, 2006, (iii) 0.75 to 1.00 for the fiscal quarter ending September 30, 2006, (iv) 1.00 to 1.00 for the fiscal quarter ending December 31, 2006, and (iv) 1.15 to 1.00 for each fiscal quarter thereafter. As used herein, “Fixed Charge Coverage Ratio” means during any period of determination (i) EBITDA, plus rent expense incurred during any Applicable Period less the sum of (A) all unfinanced Capital Expenditures (excluding from such unfinanced Capital Expenditures all Target Capital Expenditures in an amount not exceeding $5,400,000 on a cumulative basis for all periods through December 31, 2006, but including in such unfinanced Capital Expenditures all Target Capital Expenditures in an amount exceeding $5,400,000 during such periods) made in the Applicable Fiscal Period, and (B) any dividends, distributions and stock repurchase payments paid in the Applicable Fiscal Period and (C) cash taxes paid in the Applicable Fiscal Period (without benefit of any refunds), divided by (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt coming due in the next 12 months as of the end of the most recent fiscal quarter plus (B) cash interest payments paid in the Applicable Fiscal Period, plus (C) rent expense paid during any Applicable Period. As used herein, (i) “EBITDA” means the sum of (A) consolidated net income of Borrower and its Subsidiaries in the Applicable Fiscal Period (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income tax expense, (3) depreciation and amortization and (4) with respect to the bad debt reserve for Accounts owed to Borrower from Tactica International, any increases thereto occurring after September 30, 2005, but not exceeding $2,000,000 in such increases in the aggregate less (C) non-cash gains; (ii) “Capital Expenditures” means for any period the aggregate cost of all capital assets acquired by Borrower and its Subsidiaries during such period, as determined in accordance with GAAP; (iii)“Applicable Fiscal Period” means a period of four (4) consecutive, trailing fiscal quarters ending at the end of each prescribed fiscal quarter of Borrower; and (iv) “Funded Debt” means (A) Debts for borrowed funds, and (B) Debt for the deferred payment by one (1) year or more of any purchase money obligation.
     3. Restatement of Representations and Warranties. The Borrower hereby represents and warrants that, as of the date of this Amendment, and after giving effect to the terms of this Amendment, there exists no Default or Event of Default. The Borrower hereby restates and renews each and every representation and warranty heretofore made by it in the Loan Agreement and the other Loan Documents as fully as if made on the date hereof, except to the extent (i) expressly amended in Section 2 above and (ii) that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date).
     4. Effect of Amendment; No Novation or Mutual Departure. The Borrower expressly acknowledges and agrees that there has not been, and this Amendment does not constitute or establish, a novation with respect to the Loan Agreement or any of the Loan Documents or any debt or other obligations owed by Borrower to Lender. The amendments set forth in Section 2 above shall be deemed to have prospective application only, unless otherwise specifically stated herein. Notwithstanding the foregoing, the agreements of Lender contained in this Amendment shall not (i) apply to any other past, present or future noncompliance with any provision of the Loan Agreement or any of the other Loan Documents, (ii) impair or otherwise adversely affect the Lender’s right at any time to exercise any right or remedy in connection with the Loan Agreement or any of the other Loan Documents, or (iii) except as expressly set forth in Section 2 above, (1) amend, modify or otherwise alter any provision of the Loan Agreement or any of the other Loan Documents, or (2) constitute a mutual departure from the strict terms, covenants, conditions and agreements contained in the Loan Agreement or any of the other Loan Documents other than as expressly agreed to in Section 2 above and (3) nothing in this Amendment shall affect or limit the Lender’s right to require payment of debt and other obligations owing from the Borrower to the Lender under, or to require strict performance of the strict terms, covenants, conditions and agreements contained in the Loan Agreement and the other Loan Documents, to exercise any and all rights, powers and remedies under the Loan Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default.
     5. Borrower Ratification, Reaffirmation and Release. The Borrower hereby restates, ratifies and reaffirms each and every term, covenant and condition set forth in the Loan Agreement and the other Loan Documents effective as of the date hereof. The Borrower acknowledges, agrees, represents and warrants that the Loan Agreement and the other Loan Documents, as amended and affected by this Amendment, constitute legal, valid, binding and enforceable obligations of Borrower as of this date, free from any defense, counterclaim, offset or recoupment. The Borrower hereby waives, releases and discharges Lender from any and all claims, demands, actions or causes of action arising out of or in any way relating to the Loans and the other Obligations, the Loan Agreement and the other Loan Documents and any documents, agreements, dealings, or other matters connected with the Loans, any letter of credit or other Obligations, including, without limitation, all known and unknown matters, claims, transactions, or things occurring prior to the date of this Amendment related to the Loans, any letter of credit or other Obligations.
     6. Counterparts; Section References. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and transmitted by facsimile to the other parties, each of which when so executed and delivered by facsimile shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.
     7. Further Assurances; Reimbursement of Lender Expenses. The Borrower agrees to take such further actions as the Lender shall reasonably request in connection with this Amendment to evidence the agreements contained in this Amendment. Borrower agrees to pay directly or reimburse Lender for all of Lender’s fees and expenses outstanding relating to the Loan Agreement, including, but not limited to, any and all filing fees, recording fees, and expenses and fees of Lender’s legal counsel, incurred in connection with the preparation, amendment, modification or enforcement of this Amendment (and any prior amendments), the Loan Agreement, and any and all documents executed and delivered in connection herewith or therewith.
     8. Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with, the laws of the State of Georgia.
     9. Conditions Precedent. This Amendment shall become effective only upon execution and delivery of this Amendment by the parties hereto.
[SIGNATURES CONTAINED ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto as of the day and year first above written.

INNOTRAC CORPORATION

By Its	/s/ Scott D. Dorfman President

Attest:	/s/ Dena Rosenzweig

Its:	General Counsel

[CORPORATE SEAL]

Accepted in Atlanta, Georgia:

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Jeanette K. Childress

Its	Director

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